EXHIBIT 99.1

Somerset Hills Bancorp Reports 2011 Third Quarter and Nine-Month Earnings; Net Income Up 13.2% on a Linked Quarter Basis; Nine-Month Net Income Up 17.1%; Increases Quarterly Cash Dividend 16.7%; Increases Stock Repurchase Program

BERNARDSVILLE, N.J., Oct. 19, 2011 (GLOBE NEWSWIRE) -- Somerset Hills Bancorp (Nasdaq:SOMH) (the "Company"), parent company of Somerset Hills Bank (the "Bank"), reported net income of $737,000 for the third quarter of 2011, a 7.0% increase over the $689,000 earned during the third quarter of 2010 and a 13.2% increase over the $651,000 earned during the linked second quarter of 2011. Diluted earnings per share were $0.13 in the third quarter of 2011, $0.13 in the third quarter of 2010 and $0.12 in the second quarter of 2011. For the first nine months of 2011, net income was $2.0 million, representing a 17.1% increase from net income of $1.7 million in 2010. Nine-month diluted earnings per share were $0.36 in 2011 versus $0.31 in 2010.

Stewart E. McClure, Jr., President and CEO stated, "The Company's performance sustained its upward trend in the face of continued difficulties plaguing the financial services industry. Credit quality remains solid. At quarter end, nonaccrual loans represented only 0.12% of total loans. Our core balance sheet continues to grow—total assets reached $345 million, a record for the Company—driven by core deposit and loan growth. Net interest income was also a record for us, exceeding $3 million for the quarter. Our biggest challenge today is excess liquidity, and to address this we used some of our cash during the quarter to repurchase $3.5 million of higher rate Federal Home Loan Bank borrowings. We incurred a charge for the transaction, but this will serve to enhance net interest income in future periods. Meanwhile, our focus on expense control continues. Recurring operating expenses, which excludes the FHLB repurchase charge, were down again from the prior year. Finally, based on our strong capital position and earnings momentum, the Board increased the common quarterly cash dividend to $0.07 per share and authorized additional share repurchases under our stock repurchase program."

Fully taxable equivalent ("FTE") net interest income for the third quarter of 2011 totaled $3.1 million, an increase of $150,000, or 5.1%, from $2.9 million earned in the year ago quarter. FTE net interest income for the first nine months of 2011 totaled $9.0 million, an increase of $424,000, or 5.0%, from $8.6 million earned in the prior year period. The increases in net interest income were due to growth in average interest-earning assets which, due largely to loan growth, increased by 9.0% in the quarterly comparison and by 7.0% in the year-to-date comparison. The benefit to net interest income from higher average interest-earning assets was partially offset by a contraction in the net interest margin which, due in part to increased excess liquidity, narrowed by 14 basis points to 3.79% in the current quarter from the prior year quarter and narrowed by 8 basis points to 3.86% for the first nine months of 2011 from the same period in 2010. Growth in average loans measured 10.2% for the current quarter versus the prior year quarter and 6.9% for the first nine months of 2011 versus the first nine months of 2010. The Bank also experienced significant growth in average core deposits, which grew by 12.0% quarter over quarter and by 10.4% in the year-to-date comparison.

During the latter part of the current quarter, Management made a strategic decision to utilize a portion of its excess liquidity by repurchasing $3.5 million of its Federal Home Loan Bank ("FHLBNY") borrowings with a weighted average cost of 3.02%. The repurchase transaction resulted in a one-time loss of $426,000 ($256,000 on an after-tax basis), but is expected to improve net interest income and boost net interest margin by approximately 7 basis points in future periods.

Non-interest income increased by $155,000 to $734,000 in the third quarter of 2011 from $579,000 in the prior year period largely due to a tax-free BOLI death benefit payment of $267,000 in 2011, partially offset by a $102,000 decline in gains on sales of residential loans at Sullivan Financial Services, Inc. and moderately lower banking fees. Sullivan's origination volume is down due to declining residential mortgage refinancing activity and continued low home purchase activity. For the first nine months of 2011, non-interest income remained flat from the prior year period at about $1.5 million. The aforementioned BOLI death benefit was offset by a $265,000 decline in gains on sale of mortgages. The first nine months of 2011 also benefitted from $9,000 in net gains from the sale of investment securities realized during the first quarter of 2011.

Non-interest expense in the third quarter and first nine months of 2011 included the aforementioned $426,000 loss on the early extinguishment of $3.5 million of borrowings from the FHLBNY. Excluding this item, non-interest expense declined by $81,000, or 3.4%, to $2.3 million in the third quarter of 2011 from $2.4 million in the prior year third quarter, and by $324,000, or 4.5%, to $7.0 million for the first nine months of 2011 from $7.3 million in the prior year first nine months. The declines in operating expenses were due primarily to decreases in occupancy costs and lower FDIC assessments. Management continues its expense containment efforts which have yielded cost savings in many areas of the Company's operations. The Company's efficiency ratio improved to 65.2% in the current quarter from 68.2% one year ago.

The Company recorded provisions for income taxes of $197,000 and $759,000 for the third quarter and first nine months of 2011, respectively, versus $350,000 and $796,000 for the third quarter and first nine months of 2010, respectively. The effective tax rates were 21.1% and 27.6% for the third quarter and first nine months of 2011, respectively, versus 33.7% and 31.9% for the third quarter and first nine months of 2010, respectively. The effective tax rates for the 2011 periods were significantly lower than the 2010 rates due to the aforementioned $267,000 tax-free gain related to BOLI.

The third quarter provision for loan losses was $95,000 in 2011 versus $25,000 in 2010, while the provision for loan losses for the first nine months was $200,000 in 2011 versus $100,000 in 2010. The increases to the provisions recorded in 2011 versus 2010 were due to loan growth. Net charge-offs totaled $114,000 during the third quarter 2011 versus $97,000 during the third quarter of 2010, and $108,000 for the first nine months of 2011 versus $94,000 for the first nine months of 2010. The allowance for loan losses was $3.0 million, or 1.28% of total loans, at September 30, 2011 versus $3.1 million, or 1.49% of total loans, at September 30, 2010. The reduction in the allowance over the course of the past year was primarily due to the improved credit quality of the loan portfolio, including a lower level of impaired loans. Non-accrual loans at September 30, 2011 totaled $285,000, representing 0.12% of total loans, down from $565,000, or 0.27% of total loans one year ago. The non-performing asset ratio, which is defined as nonaccrual loans and OREO as a percentage of total assets, was 0.08% at September 30, 2011 and 0.17% at September 30, 2010. The Company had no OREO at both September 30, 2011 and 2010 and troubled debt restructured loans ("TDRs") totaling $731,000 at September 30, 2011 and $391,000 at September 30, 2010. As of September 30, 2011, the Company had $618,000 in loans delinquent 30 to 89 days, representing 0.27% of total loans, versus $168,000, or 0.08%, of total loans, at the end of the prior year's third quarter.

As of September 30, 2011, the Company's tangible common equity ratio and tangible book value per share were 11.64% and $7.49, respectively. As of September 30, 2010, the Company's tangible common equity ratio and tangible book value per share were 12.07% and $7.21, respectively.

Based upon the Company's third quarter earnings and its performance over the past year, the Board of Directors declared a quarterly cash dividend of $0.07 per share payable November 30, 2011 to shareholders of record as of November 16, 2011. This quarterly cash dividend represents a $0.01 per share increase from the second quarter of 2011.

In addition, the Board approved an increase in the Company's previously announced stock repurchase program, increasing total authorized repurchases by 250,000 shares to 750,000 shares of the Company's outstanding common stock. Repurchases under the program total 424,178 shares to date, including 94,130 shares repurchased during the third quarter of 2011 at a weighted average price of $8.01. Under the program, repurchases may be made from time to time in the open market or in privately negotiated transactions at such prices as management of the Company deems appropriate.

Forward-Looking Statements

This news release contains certain forward-looking statements which are based on certain assumptions and describe future plans, strategies and expectations of the Company. These forward-looking statements are generally identified by use of the words "believe," "expect," "intend," "anticipate," "estimate," "project," or similar expressions. The Company's ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse effect on the operations of the Company and its subsidiaries include, but are not limited to, changes in interest rates, general economic conditions, legislative/regulatory changes, monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board, the quality or composition of the loan or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in the Company's market area and accounting principles and guidelines. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. The Company does not undertake, and specifically disclaims any obligation, to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

SOMERSET HILLS BANCORP
Selected Consolidated Financial Data
(Unaudited)

	Quarter Ended September 30
($ in thousands except per share data)	2011	2010

Income Statement Data:
Net interest income	$ 3,039	$ 2,884
Provision for loan losses	95	25
Net interest income after prov. for loan losses	2,944	2,859
Non-interest income	734	579
Non-interest expense	2,744	2,399
Income before income taxes	934	1,039
Income tax expense	197	350
Net income	$ 737	$ 689
Diluted earnings per share	$ 0.13	$ 0.13

Balance Sheet Data:
At period end--
Total assets	$ 344,963	$ 323,771
Loans, net	229,870	206,275
Loans held for sale	3,783	4,831
Allowance for loan losses	2,967	3,117
Investment securities held to maturity	10,738	11,529
Investment securities held for sale	36,391	33,713
Deposits	295,527	271,561
Borrowings	7,500	11,000
Shareholders' equity	40,168	39,092
Book value per share	$ 7.49	$ 7.21
Tangible common equity ratio	11.64%	12.07%
Average for the period--
Interest-earning assets	323,318	296,531
Total assets	343,977	316,559
Shareholders' equity	40,521	39,701

Performance Ratios:
Return on average assets	0.85%	0.86%
Return on average equity	7.22%	6.89%
Net interest margin (FTE)	3.79%	3.93%
Efficiency ratio	65.2%	68.2%

Asset Quality:
Net charge-offs	114	97
At period end--
Nonaccrual loans	285	565
OREO property	--	--
Total nonperforming assets	285	565
Troubled debt restructured loans	731	391
Nonaccrual loans to total loans	0.12%	0.27%
Nonperforming assets to total assets	0.08%	0.17%
Allowance for loan losses to total loans	1.28%	1.49%
Allowance as a % of nonperforming loans	1,041%	552%

SOMERSET HILLS BANCORP
Statement of Operations
( in thousands, except per share data)
(unaudited)

	Three months ended September 30, 2011	Three months ended September 30, 2010	Nine months ended September 30, 2011	Nine months ended September 30, 2010

INTEREST INCOME

Loans, including fees	$ 3,048	$ 2,941	$ 8,864	$ 8,641
Investment securities	402	439	1,228	1,376
Interest bearing deposits with other banks	34	30	94	82
Total interest income	3,484	3,410	10,186	10,099

INTEREST EXPENSE
Deposits	353	433	1,083	1,438
Federal Home Loan Bank advances	92	93	276	277
Total interest expense	445	526	1,359	1,715

Net interest income	3,039	2,884	8,827	8,384

PROVISION FOR LOAN LOSSES	95	25	200	100

Net interest income after provision for loan losses	2,944	2,859	8,627	8,284

NON-INTEREST INCOME
Service fees on deposit accounts	69	72	213	220
Gains on sales of mortgage loans, net	238	340	524	789
Bank owned life insurance	339	75	482	224
Gain on sales of investment securities, net	--	--	9	--
Other income	88	92	271	253
Total Non-Interest Income	734	579	1,499	1,486

NON-INTEREST EXPENSE
Salaries and employee benefits	1,380	1,369	3,986	4,049
Occupancy expense	367	408	1,141	1,270
Advertising and business promotions	31	43	100	151
Printing stationery and supplies	23	30	104	105
Data processing	131	132	403	395
Loss on debt extinguishment	426	--	426	--
Other operating expense	386	417	1,216	1,304
Total Non-Interest Expense	2,744	2,399	7,376	7,274

Income before provision for taxes	934	1,039	2,750	2,496

PROVISION FOR INCOME TAXES	197	350	759	796

Net income	$ 737	$ 689	$ 1,991	$ 1,700

Diluted earnings per common share	$ 0.13	$ 0.13	$ 0.36	$ 0.31

SOMERSET HILLS BANCORP
Balance Sheets
(Dollars in thousands)
(unaudited)

	September 30, 2011	December 31, 2010

ASSETS

Cash and due from banks	$ 6,411	$ 5,480
Interest bearing deposits at other banks	38,727	52,086
Total cash and cash equivalents	45,138	57,566

Loans held for sale	3,783	2,230
Investment securities held to maturity (Approximate market value of $10,906 in 2011 and $10,548 in 2010)	10,738	10,740
Investments available for sale	36,391	35,993

Loans receivable	232,837	207,146
Less allowance for loan losses	(2,967)	(2,875)

Net loans receivable	229,870	204,271

Premises and equipment, net	5,101	5,285
Bank owned life insurance	7,931	8,053
Accrued interest receivable	1,159	1,111
Prepaid expenses	983	1,251
Other assets	3,869	2,396

Total assets	$ 344,963	$ 328,896

LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES
Deposits:
Non-interest bearing deposits-demand	$ 74,886	$ 68,521
Interest bearing deposits
Now,M/M and savings	178,815	166,304
Certificates of deposit, under $100,000	21,397	21,101
Certificates of deposit, $100,000 and over	20,429	20,615

Total deposits	295,527	276,541

Federal Home Loan Bank advances	7,500	11,000
Other liabilities	1,768	1,964

Total liabilities	304,795	289,505

STOCKHOLDERS' EQUITY
Preferred stock- 1,000,000 Shares authorized, none issued	--	--
Common stock- authorized 9,000,000 shares of no par value; issued and outstanding, 5,361,186 shares in 2011 and 5,421,924 shares in 2010	37,088	37,600
Retained earnings	2,161	1,145
Accumulated other comprehensive income	919	646

Total stockholders' equity	40,168	39,391

Total liabilities and stockholders' equity	$ 344,963	$ 328,896
CONTACT: Stewart E. McClure, Jr.
         President & CEO
         908.630.5000

         William S. Burns
         Executive VP & CFO
         908.630.5018